Exhibit 99-1

GOLDFIELD ANNOUNCES 2020 FIRST QUARTER RESULTS

Total Backlog More Than Doubled From 2019 First Quarter

MELBOURNE, Florida, May 6, 2020 - The Goldfield Corporation (NYSE American: GV), a leading provider of electrical construction services for the utility industry and industrial customers, today announced financial results for the three months ended March 31, 2020. Through its subsidiaries, Power Corporation of America, C and C Power Line, Inc., Southeast Power Corporation and Precision Foundations, Inc., Goldfield provides electrical construction services primarily in the Southeast, mid-Atlantic, and Texas-Southwest regions of the United States. To a lesser extent, Goldfield is also engaged in real estate operations focused on the development of residential properties on the east coast of Central Florida.

President and Chief Executive Officer John H. Sottile said, “In the first quarter, total backlog more than doubled from one year ago to a near record $473 million, providing opportunity for growth across multiple service lines over several years. Additionally, work under recently awarded MSAs has begun to ramp up in the second quarter, which we believe will significantly enhance 2020 results.”

Mr. Sottile continued, “We remain committed to the safety and well-being of our employees during the COVID-19 pandemic. To date, our operations have not been adversely effected. While we cannot predict with certainty the potential future effects of this virus on our operations, we believe that our strong balance sheet, together with the nature of our principal customers and business operations, will provide relative stability during the current period of economic uncertainty.”

For the quarter ended March 31, 2020, compared to the same period in 2019:

•

Electrical construction revenue increased $1.7 million, or 4.1%, to $43.1 million from $41.4 million, primarily due to increases in master service agreement (“MSA”) project activity and service line expansion in the Texas-Southwest region.

•	Real estate development revenue decreased to $1.8 million from $6.1 million primarily due to the timing of completion of units available for sale.

•	Consolidated revenue decreased $2.6 million, or 5.6%, to $44.8 million from $47.5 million, primarily due to the decline in real estate development activity.
•

Gross margin on electrical construction improved to 15.3% from 14.7%, primarily attributable to the Texas-Southwest region as a result of service line expansion, as well as higher foundation construction activity with improved margins across multiple service regions.

•	Gross margin on real estate development increased to 32.2% from 31.2% primarily due to the number and type of units sold.
•	Operating income decreased 45.1% to $1.6 million from $2.9 million primarily due to lower real estate development gross profit.
•

Net income decreased 16.8% to $1.5 million, or $0.06 per share, from $1.8 million, or $0.07 per share, primarily due to the decline in real estate development activity, partially offset by lower tax expense due to adjustments related to the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”).

•

EBITDA (a non-GAAP measure(1)) was $4.6 million compared to $5.5 million. This decrease was primarily due to the decrease in real estate development operations gross profit partially offset by higher electrical construction gross profit.

Backlog (a non-GAAP measure(1))

At March 31, 2020, total backlog increased 127.2% to $473.0 million from $208.2 million at March 31, 2019, primarily attributable to the award of four new MSAs, two of which are with new MSA customers. Total backlog includes total revenue estimated over the remaining life of the MSAs plus estimated revenue from fixed-price contracts.

The Company’s 12-month electrical construction backlog increased 74.9% to $173.2 million from $99.0 million at March 31, 2019, mainly due to increased MSAs and a higher level of project activity with both new and existing customers.

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Backlog is estimated at a particular point in time and is not determinative of total revenue in any particular period. It does not reflect future revenue from a significant number of short-term projects undertaken and completed between the estimated dates.

Conference Call

The Company’s President and Chief Executive Officer John H. Sottile and Chief Financial Officer Stephen R. Wherry will host a conference call and webcast to discuss results at 10 a.m. Eastern time on Thursday, May 7, 2020. To participate in the conference call via telephone, please dial (866) 373-3407 (domestic) or (412) 902-1037 (international) at least five minutes prior to the start of the event. Goldfield will also webcast the conference call live via the internet. Interested parties may access the webcast at: https://78449.themediaframe.com/dataconf/productusers/gv/mediaframe/37401/indexl.html or through the Investor Relations section of the Company’s website at http://www.goldfieldcorp.com. Please access the website at least 15 minutes prior to the start of the call to register and download and install any necessary audio software. The webcast will be archived at this link or through the Investor Relations section of the Company’s website for six months.

About Goldfield

Goldfield is a leading provider of electrical construction services engaged in the construction of electrical infrastructure for the utility industry and industrial customers, primarily in the Southeast, mid-Atlantic and Texas-Southwest regions of the United States. For additional information on our first quarter 2020 results, please refer to our report on Form 10-Q being filed with the Securities and Exchange Commission and visit the Company’s website at http://www.goldfieldcorp.com.

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(1) Represents Non-GAAP Financial Measure - The non-GAAP financial measures used in this earnings release are more fully described in the accompanying supplemental data and reconciliation of the non-GAAP financial measures to the reported GAAP measures. The EBITDA non-GAAP measure in this press release and on The Goldfield Corporation’s website is provided to enable investors and analysts to evaluate the Company’s performance excluding the effects of certain items that impact the comparability of operating results between reporting periods and compare the Company’s operating results with those of its competitors. EBITDA should be used to supplement, and not in lieu of, results prepared in conformity with GAAP. Because not all companies use identical calculations, the presentations of EBITDA and Backlog may not be comparable to other similarly-titled measures of other companies. The Backlog non-GAAP financial measure in this press release enables management to more effectively forecast our future capital needs and results and better identify future operating trends that may not otherwise be apparent. The Company believes this measure is also useful for investors in forecasting our future results and comparing us to our competitors. While the Company believes that our methodology of calculation is appropriate, such methodology may not be comparable to that employed by some other companies.

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Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 throughout this document. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” and “continue” or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our operations include, among others: the level of construction activities by public utilities; the concentration of revenue from a limited number of utility customers; the loss of one or more significant customers; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Other factors that may affect the results of our operations include, among others: adverse weather; natural disasters; global pandemics; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company’s Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield’s other filings with the Securities and Exchange Commission, which are available on Goldfield’s website: http://www.goldfieldcorp.com. We may not update these forward-looking statements, even in the event that our situation changes in the future, except as required by law.

For further information, please contact:

The Goldfield Corporation

Kristine Walczak

T: 312-898-3072

kwalczak@effectivecorpcom.com

- Tables Follow -

The Goldfield Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Revenue
Electrical construction	$43,065,392	$41,387,318
Real estate development	1,774,116	6,092,938
Total revenue	44,839,508	47,480,256
Costs and expenses
Electrical construction	36,472,260	35,292,012
Real estate development	1,203,075	4,189,654
Selling, general and administrative	2,603,208	2,528,321
Depreciation and amortization	2,892,812	2,581,079
Loss (gain) on sale of property and equipment	68,457	(25,851)
Total costs and expenses	43,239,812	44,565,215
Total operating income	1,599,696	2,915,041
Other income (expense), net
Interest income	23,421	11,552
Interest expense, net of amount capitalized	(285,849)	(351,992)
Other income, net	36,793	32,284
Total other expense, net	(225,635)	(308,156)
Income before income taxes	1,374,061	2,606,885
Income tax provision	(105,914)	827,264
Net income	$1,479,975	$1,779,621
Net income per share of common stock — basic and diluted	$0.06	$0.07
Weighted average shares outstanding — basic and diluted	24,522,534	24,526,165

The Goldfield Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$26,975,770	$23,272,156
Accounts receivable and accrued billings, net	21,844,254	23,930,655
Costs and estimated earnings in excess of billings on uncompleted contracts	19,841,766	9,321,368
Income taxes receivable	2,319,659	1,482,618
Residential properties under construction	61,900	2,060,364
Real estate inventory	983,380	—
Prepaid expenses	1,924,210	924,733
Other current assets	221,632	46,186
Total current assets	74,172,571	61,038,080
Property, buildings and equipment, at cost, net	58,069,461	55,073,579
Deferred charges and other assets	16,939,754	13,255,519
Total assets	$149,181,786	$129,367,178
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$15,155,454	$13,881,277
Current portion of notes payable, net	8,895,427	7,769,497
Accrued remediation costs	78,045	75,545
Other current liabilities	2,882,680	2,612,449
Total current liabilities	27,011,606	24,338,768
Deferred income taxes	9,813,889	9,008,765
Accrued remediation costs, less current portion	395,964	398,877
Notes payable, less current portion, net	35,834,901	24,402,926
Other accrued liabilities	8,474,697	5,047,088
Total liabilities	81,531,057	63,196,424
Commitments and contingencies
Stockholders’ equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Retained earnings	49,827,773	48,347,798
Common stock in treasury, at cost	(3,440,104)	(3,440,104)
Total stockholders’ equity	67,650,729	66,170,754
Total liabilities and stockholders’ equity	$149,181,786	$129,367,178

The Goldfield Corporation and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

EBITDA

EBITDA, a non-GAAP performance measure used by management, is defined as net income (loss) plus: interest expense, provision for income taxes and depreciation and amortization, as shown in the table below. EBITDA, a non-GAAP financial measure, does not purport to be an alternative to net income (loss) as a measure of operating performance. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly-titled measures of other companies. We use, and we believe investors benefit from the presentation of, EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our consolidated financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

The following table provides a reconciliation of our net income to EBITDA (a non-GAAP financial measure) for the three months ended March 31, 2020 and 2019:

EBITDA	2020	2019
Net income (GAAP as reported)	$1,479,975	$1,779,621
Interest expense, net of amount capitalized	285,849	351,992
Provision for income taxes	(105,914)	827,264
Depreciation and amortization (1)	2,892,812	2,581,079
EBITDA	$4,552,722	$5,539,956
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(1) Depreciation and amortization includes depreciation on property, plant and equipment and amortization of finite-lived intangible assets.

The Goldfield Corporation and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Backlog

Backlog is a non-GAAP financial measure, however it is a common measurement used in our industry. We believe this measure enables management to more effectively forecast our future capital needs and results and better identify future operating trends that may not otherwise be apparent. We believe this measure is also useful for investors in forecasting our future results and comparing us to our competitors. While we believe that our methodology of calculation is appropriate, such methodology may not be comparable to that employed by some other companies. Given the duration of our contracts and MSAs and our method of calculating backlog, our backlog at any point in time may not accurately represent the revenue that we expect to realize during any period and our backlog as of the end of a fiscal year may not be indicative of the revenue we expect to earn in the following fiscal year and should not be viewed or relied upon as a stand-alone indicator. Consequently, we cannot provide assurance as to our customers’ requirements or our estimates of backlog.

The following table presents a reconciliation of our total backlog as of March 31, 2020 to our remaining unsatisfied performance obligation as defined under U.S. GAAP:

March 31, 2020
Total backlog	$473,010,202
Estimated MSAs	(387,789,892)
Estimated firm (1)	(3,579,073)
Total unsatisfied performance obligation	$81,641,237
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(1) Represents estimated backlog contract value as of March 31, 2020, on projects awarded.